Exhibit 21.1

ELEMENT 21 GOLF COMPANY
PRINCIPAL SUBSIDIARIES
AS OF JUNE 30, 2008

Name	State of Incorporation	Conducts Business Under

Element 21 Golf Canada Company	Ontario, Canada	Element 21 Golf Canada